EXHIBIT 99.1





Gasco
------
Energy


For Release at 8:30 AM EDT on Thursday, October 5, 2006
                     GASCO ENERGY PROVIDES OPERATIONS UPDATE
                   945 MMCFE SETS QUARTERLY PRODUCTION RECORD

DENVER - (PR Newswire) - October 5, 2006 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin and on its Wyoming Projects in the Green River Basin.

Quarterly Production
Estimated cumulative net production for the quarter ended September 30, 2006 was
944.7 million cubic feet equivalent (MMcfe), an increase of 93% from third quarter 2005 net production of 489.3 MMcfe and an increase of 10% from second quarter 2006 net production of 862.7 MMcfe. For the first nine months of 2006, net production was 2639.8 MMcfe, all of which was from the Riverbend Project.

Estimated third quarter 2006 gross production was 1,968 MMcfe, an increase of 59% from gross production of approximately 1,239 MMcfe during the same period in 2005 and an increase of 15% from second quarter 2006 gross production of approximately 1,716 MMcfe. For the first nine months of 2006, gross production was approximately 5,321 MMcfe, all of which was from the Riverbend Project.

The Company attributes the rise in sequential production volumes to increased well completion activity during the third quarter of 2006 and to the resumption of drilling activity subsequent to the completion of previously announced rig repairs that occurred during the second quarter of 2006. In addition, as a result of running three rigs for over a year, during the third quarter of 2006, the incremental production from new wells drilled and completed more than offset production declines from wells completed during earlier periods.



----------------------------------------------------------------------------------------------------------------------------------
Gasco Energy Net Production Detail*
----------------------------------------------------------------------------------------------------------------------------------
                                     Three months                  Three months                        Nine months
                                         ended                         ended                               ended
                                         -----                         ------                              -----
                                 Sept. 30,  June 30,             Sept. 30, Sept. 30,              Sept.30,  Sept.30,
                                   2006      2006     % Change     2006      2005    % Change       2006      2005   % Change
                                   ----      ----       ------   --------  --------     -------    ----       ----     ------

Natural Gas / MMcf                903.0      832.7       8%       903.0      473.2       91%      2,543.1      898.5      183%
Oil / MBbls                         6.9        5.0      34%         6.9        2.7      156%         16.1        6.3      156%
Natural Gas Equivalents / MMcfe   944.7      862.7      10%       944.7      489.3       93%      2,639.8      936.6      182%
------------------------------- -------------------------------- --------- ---------- ----------- ---------- ---------- ----------

*Includes Q306 preliminary production estimates. Company estimates may differ from the actual results scheduled to be reported in its forthcoming filing on Form 10-Q for Q306.

Drilling Activity
During the third quarter of 2006, Gasco spudded 12 gross wells (7.7 net), including three non-operated wells (.75 net), and reached total depth on nine gross wells (5.0 net). The Company is currently running four drilling rigs on its Riverbend project, having taken delivery of the fourth rig in August 2006. Year-to-date in Utah, Gasco has spudded 22 gross wells (13.4 net) and reached total depth on 20 gross wells (11.7 net).

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Completion Activity
During the third quarter of 2006, Gasco conducted initial completion operations on five wells (2.6 net) and re-entered five wells (3.2 net) to complete behind-pipe pay zones. During the first nine months of 2006, Gasco conducted initial completion operations on 15 wells (8.9 net) and re-entered 14 wells (7.3 net) to complete behind-pipe pay zones. At September 30, 2006, Gasco operated 72 gross wells with five additional wells awaiting completion activities.

Gross and net data provided for wells spudded and wells to total depth include three non-operated wells in which Gasco participated with a 25% working interest. Two of the wells spudded during the quarter were in Gasco's Wyoming Projects.

Wyoming Activity

Daniel Anticline Prospect
Gasco and its partner Hunt Petroleum are currently drilling on the Cottonwood Ranch 24-21, which is permitted to test natural gas potential in the Lance, Mesaverde, Ericson, Rock Springs and Hilliard Shale formations to a proposed total depth of 16,500 feet. The preliminary well cost estimate to drill and complete the well is $8.0 million ($2.0 million net to Gasco). Gasco is the operator and has a 25% working interest in the project.

Muddy Creek Prospect
In Wyoming, Gasco is currently drilling on its Billy Canyon 2-11 well, in which it has a 100% working interest. The well is permitted to test natural gas potential in the Lance and Mesaverde formations to a proposed total depth of 9,600 feet. The Company plans on setting 9 5/8 inch intermediate casing at 9,600 feet in anticipation of drilling the well to a new total depth of 14,400 feet to test the Rock Springs and Hilliard Shale. The prospect is located approximately eight miles north of the 67 Draw Field that was recently spaced for production from the Mesaverde Group, including the Rock Springs and Ericson formations, and Baxter Shale, equivalent to the Hilliard Shale.

Management Comment

Mark Erickson, Gasco's CEO and President said: "Increased production is a positive event for the quarter, but more important is our drilling and completion performance on the quarter's wells. In Riverbend, we continue to make marked operational improvements in reducing drilling days and lowering costs. Our three most modern rigs are now consistently drilling Blackhawk wells in 30 days or less. Of particular importance is that we reached total depth on a well in Wilkin Ridge in a record 25 days. Gasco engineers took the drilling challenges of the Wilkin Ridge project head-on, in an area where we had previously experienced much slower drilling times. The efforts resulted in our fastest well yet in this area and equaled our best well to date in the entire Riverbend project. Improved operational performance is another example of how we take seriously the directive of lowering costs which are in our control. Wilkin Ridge, where part of the Kenilworth trend lies, is an area where we are working hard to improve commerciality in order to recognize its full reserve potential. We believe we are on our way to accomplishing this goal.

"Gasco engineers and field personnel are also dramatically reducing completion costs throughout the field. Hydraulic fracturing costs are being reduced by as much as 50% when compared to costs realized at the beginning of the year. With the combination of reduced drilling time and reduced stimulation costs, Gasco employees are making significant strides in reducing overall well costs."

Third Quarter Financial Results
Gasco expects to announce its third quarter 2006 results in early November 2006. The Company will schedule a conference call to be announced at a later date to discuss the quarter's operational and financial results.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

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Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2005 Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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